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Pricing Supplement dated June 6, 2000                            Rule 424(b) (3)
To the Prospectus dated June 6, 2000                          File No. 333-84179
                                                                       333-78629
                                                                       333-45603

                              HOMESIDE LENDING INC.
               $215,000,000 Floating Rate Notes due June 10, 2002

       We are hereby offering to sell Notes having the terms specified below to you with the assistance of: UBS Warburg LLC, Banc of America Securities LLC, Chase Securities Inc., Deutsche Banc Alex. Brown, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan & Co. acting as: |X| principal |_| agent, at: |_| varying prices related to prevailing market prices at the time of resale |X| a fixed initial public offering price of 100% of the Principal Amount.

--------------------------------------------------------------------------------
Principal Amount:  $215,000,000             Original Issue Date:  June 9, 2000

Agent's Discount or Commission:  0.25%      Stated Maturity Date:  June 10, 2002

Net Proceeds to Company:  $214,462,500      CUSIP No.  43760WAL3
--------------------------------------------------------------------------------

Calculation Agent:  The Bank of New York

Interest Calculation:
         |X| Regular Floating Rate Note   |_| Floating Rate/Fixed Rate Note
         |_| Inverse Floating Rate Note       Fixed Rate Commencement Date:
                Fixed Interest Rate:                Fixed Interest Rate:
         |_| Other Floating Rate Note (see attached)

Interest Rate Basis:
         |_|  CD Rate                       |_|  11th District Cost of Funds Rate   |_| Prime Rate
         |_|  Commercial Paper Rate         |_|  Federal Funds Rate                 |_| Treasury Rate
         |_|  CMT Rate                      |X|   LIBOR                             |_| Other (see attached)

        Designated CMT Telerate Page:    |_|   LIBOR Reuters
              If Telerate Page 7052,               Page:
              |_|  Weekly Average        |X|   LIBOR Telerate
              |_|  Monthly Average                 Page: 3750
        Designated CMT Maturity Index:   Designated LIBOR Currency: U.S. dollars

Index Maturity: 3 months

Spread (+): 0.27%

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Initial Interest Reset Date: June 9, 2000

Interest Reset Dates: June 9, 2000 and each March 10, June 10, September 10 and December 10 thereafter

Interest Payment Dates: March 10, June 10, September 10 and December 10, commencing September 10, 2000

Interest Determination Date: Second London Business Day prior to each Interest Reset Date

Day Count Convention:
         |X|  Actual/360
         |_|  Actual/Actual for the period from      to
         |_|  30/360 for the period from       to

Redemption:
         |X| The Notes may not be redeemed prior to the Stated Maturity Date. |_| The Notes may be redeemed at the option of the Company prior to
              Stated Maturity Date.
              Initial Redemption Date:
              Initial Redemption Percentage:_______%
              Annual Redemption Percentage Reduction:_______% until Redemption Percentage is 100% of the Principal Amount.
         |_| The Notes shall be redeemed by the Company prior to the Stated Maturity Date (see attached).

Repayment:
         |X| The Notes may not be repaid prior to the Stated Maturity Date. |_| The Notes may be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.



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Currency:
         Specified Currency: U.S. dollars

If Discount Note, check |_|
    Issue Price: ___%

Form:    |X| Book-Entry    |_|  Certificated

Agents:  |X| UBS Warburg LLC, Banc of America Securities LLC, Chase Securities
             Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc.
         |_|  Other

Agent acting in the capacity as indicated below:
         |_|  Agent        |X|  Principal

     The Agents have severally agreed to purchase from HomeSide Lending Inc. ("HomeSide"), and HomeSide has agreed to sell to the Agents, the principal amount of Notes set forth opposite their respective names.

             Initial Purchaser              Principal Amount of Notes
             -----------------              -------------------------
UBS Warburg LLC                                    $141,100,000
Banc of America Securities LLC                        8,900,000
Chase Securities Inc.                                27,600,000
Deutsche Bank Securities Inc.                         8,900,000
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated                                     8,900,000
J.P. Morgan Securities Inc.                          19,600,000
                                                   ------------
       Total:                                      $215,000,000
                                                   ============

If as principal:
         |_| The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         |X| The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of % of the principal amount thereof.

Other Provisions: The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.